Exhibit 99.1

Press Contact:
Lorne Fisher
954-258-1786
lfisher@fish-consulting.com

FIND/SVP APPOINTS MARC LITVINOFF TO ADDITIONAL POST OF PRESIDENT

NEW YORK, October 10, 2005—FIND/SVP, Inc. (OTCBB: FSVP) today announced the appointment of Marc Litvinoff as President of the Company. Mr. Litvinoff has served as Chief Operating Officer of FIND/SVP, Inc. since joining the Company in May of 2004, and will continue in that position as well. Marc will report to David Walke, who will remain Chairman and CEO.

“Marc has been a vital member of FIND/SVP’s management team since the day he joined our Company,” commented David Walke. “As we had anticipated, his long and successful experience in the business research sector has been of great benefit to our Company, in terms of leadership, strategic input and operational execution.

“Marc has tremendous clarity of vision, is highly respected by our employees, clients and shareholders, and provides an excellent complement to me as we further our development as the nation’s only single-source provider of custom business research services,” Mr. Walke continued.

Marc joined FIND/SVP in May 2004. Prior to that, he was President and Chief Executive Officer of RHK, a San Francisco-based telecommunications advisory firm. From 1999-2001, Marc was President and Chief Operating Officer of Knowledge Networks, a Menlo Park, CA-based market research and marketing intelligence company, which under his direction grew from start-up status to over $25 million in revenues. Prior to that, Marc spent almost eight years at Gartner, rising from a Research Director to Senior Vice President & Managing Director of Gartner’s IT vendor focused businesses, including its’Dataquest division, a $110 million, leading syndicated research and consulting firm.

“FIND/SVP is an outstanding company with a very bright future in the custom business research sector,” Mr. Litvinoff said. “We have made great progress in terms of our organic development as well as our acquisition strategy, and today provide a highly relevant and complementary suite of custom business research services.

“I think that David Walke, our Chief Financial Officer Peter Stone, and myself have formed a successful and dynamic team, along with the other outstanding members of our Operating Management Group. I am very excited about the prospects for continued strong growth and progress at FIND/SVP,” Mr. Litvinoff added.

-- more --

About FIND/SVP
FIND/SVP, Inc. (OTCBB: FSVP), is the nation’s only single-source provider of customized business research and analysis. Well known for its On-Demand Business Research, today FIND/SVP has enhanced its capabilities to include an end-to-end continuum of Custom Market Research, Strategic Intelligence, Product Research and Innovation, and access to a proprietary Expert Advisory Network. FIND/SVP specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Founded in 1969, FIND/SVP is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting FIND/SVP's website at www.findsvp.com.

# # #

Forward-Looking Statements

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results.  The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company.  The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company.  The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.